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                                 AMENDED AND RESTATED

                             CERTIFICATE OF INCORPORATION

                                          OF

                                THE CHERRY CORPORATION

                (originally incorporated under the name of Cherry
                Electrical Products Corporation on June 6, 1978)

                    FIRST.  The name of the Corporation is THE CHERRY
          CORPORATION.

                    SECOND. The address of its registered office in the State of Delaware is 306 South State Street, City of Dover, County of Kent. The name of its registered agent at such address is The United States Corporation Company.

                    THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                    FOURTH. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is thirty million (30,000,000) shares which shall be divided into two classes as follows:

                         (a)  Twenty Million (20,000,000) shares of
                    Class A Common Stock of the par value of one dollar ($1.00) per share; and

                         (b) Ten Million (10,000,000) shares of Class B Common Stock of the par value of one dollar
                    ($1.00) per share.

                    Upon this Amended and Restated Certificate of
               Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), and without any further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock, $1.00 par value, then issued (including shares held in the treasury of the Corporation), shall be automatically reclassified, changed and converted into one (1) fully paid and non-assessable share of Class B Common Stock, $1.00 par value. Any stock certificate that, immediately prior to the Effective Time, represents shares of Common Stock, $1.00 par value, will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class B Common Stock equal to the number of shares of Common Stock represented by such certificate prior to the Effective Time. As soon as practicable after the Effective Time, the Corporation's transfer agent shall mail a transmittal letter to each record holder who would be entitled to receive a share of Class B Common Stock.



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                    The Class A Common Stock and Class B Common Stock are
               hereinafter collectively referred to as the "Common Stock." The designations and powers, preferences and rights, and the qualifications, limitations on restrictions thereof, of the above classes of stock shall be as follows:

                    (a) Rights. Except as otherwise required by law or as otherwise provided in this certificate, each share of Class A Common Stock and each share of Class B Common Stock shall have identical powers, preferences, qualifications, limitations and other rights.

                    (b) Dividends. Subject to all of the rights of any class of stock authorized after the effective date of this provision of Article Fourth ranking senior to the Common Stock as to dividends, dividends may be paid upon the Class A Common Stock and the Class B Common Stock as and when declared by the Board of Directors out of funds and other assets legally available for the payment of dividends. If and when dividends on the Class A Common Stock and the Class B Common Stock are declared and payable from time to time by the Board of Directors whether payable in cash, in property or in shares of stock of the corporation, the holders of the Class A Common Stock and the holders of the Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends, except that (1) a dividend or distribution in cash or property on a share of Class A Common Stock may be greater than any dividend or distribution in cash or property on a share of Class B Common Stock, and (2) dividends or other distributions payable on the Common Stock in shares of any authorized class or series of capital stock of the corporation may be made (i) in shares of Class A Common Stock to the holders of Class A Common Stock and in shares of Class B Common Stock to the holders of Class B Common Stock, (ii) in shares of Class A Common Stock to the holders of Class A Common Stock and to the holders of Class B Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both classes of Common Stock.

                    (c) Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of any class of stock authorized after the effective date of this provision of Article Fourth ranking senior to the Common Stock as to assets shall have been paid in full the amounts to which such holders shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been set aside for the benefit of the holders of such stock, the remaining net assets of the corporation shall be distributed pro rata to the holders of both classes of the Common Stock.

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







                    (d) Merger and Consolidation. In the event of a merger or consolidation of the corporation with or into another entity (whether or not the corporation is the surviving entity), the holders of Class A Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by any holder of the Class B Common Stock in such merger or consolidation.

                    (e) Voting. (1) Except as otherwise expressly provided with respect to any other class of stock and except as otherwise may be required by law or this certificate, the Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes and each holder of Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock held. Except as expressly provided in this certificate and except as otherwise required by law, the Class A Common Stock shall have no voting rights.

                         (2) The Class A Common Stock shall be entitled to vote separately as a class only with respect to (i) proposals to change the par value of the Class A Common Stock, (ii) other amendments to this certificate that alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely, and
               (iii) such other matters as may require class voting under the Delaware General Corporation Law.

                         (3) The number of authorized shares of Class A Common Stock and Class B Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the Class B Common Stock.

                    (f) Stock Splits. The corporation may not split, divide or combine the shares of either class of Common Stock unless, at the same time, the corporation splits, divides or combines, as the case may be, the shares of the other class of Common Stock in the same proportion and manner.

                    (g) Conversion. (1) All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by a resolution of the Board of Directors if, as a result of the existence of the Class A Common Stock, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from trading on the Nasd National Market, or, if such shares are listed on a national securities exchange, from trading on the principal national securities exchange on which such securities are traded.



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                         (2)  All outstanding shares of Class A Common
               Stock shall be immediately converted into shares of Class B Common Stock on a share-for-share basis if at any time the number of outstanding shares of Class B Common Stock as reflected on the stock transfer records of the corporation falls below 10% of the aggregate number of outstanding shares of Class A Common Stock and of Class B Common Stock. For purposes of the immediately preceding sentence, any shares of Common Stock repurchased by the corporation shall no longer be deemed "outstanding" from and after the date of repurchase.

                         (3) In the event of any conversion of the Class A Common Stock pursuant to subdivision (g)(1) or (g)(2), certificates which formerly represented outstanding shares of Class A Common Stock will thereafter be deemed to represent a like number of shares of Class B Common Stock and all authorized shares of Common Stock shall consist of only Class B Common Stock.

                         (4) For purposes of this subsection (g) of this Article Fourth, the term "person" means a natural person, company, government, or political subdivision, agency or instrumentality of a government, or other entity. "Beneficial ownership" shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor regulation. The formation or existence of a "group" shall be determined pursuant to Rule 13d-5(b) under the 1934 Act or any successor regulation.

                    (h) (1) A Person, as defined in clause (6) of paragraph (h) of this Article Fourth, who after the Effective Time, acquires any shares of Class B Common Stock may not exercise the voting power of that number of the shares of Class B Common Stock so acquired that are deemed to be excess Class B Shares for purposes of this paragraph
               (h). An acquisition of shares of Class B Common Stock hereunder shall be deemed to include any shares of Class B Common Stock that a Person acquires, directly or indirectly, in one transaction or in a series of transactions, or with respect to which the Person acts or agrees to act in concert with any other Person. The number of shares of Class B


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







               Common Stock deemed hereunder to be excess Class B Shares shall be determined by application of the following formula:

                         (i) the percentage which the number of shares of Class B Common Stock acquired by the Person since the Effective Time, bears to the aggregate number of outstanding shares of Class B Common Stock;

                         (ii)  minus 10%;

                         (iii)  minus the percentage which the number
                    of shares of Class A Common Stock acquired at an equitable price by that Person after the Effective Time bears to the aggregate number of outstanding shares of Class A Common Stock;

                         (iv)  times the aggregate number of
                    outstanding shares of Class B Common Stock.

               For purpose of this determination, any shares of Class A Common Stock or Class B Common Stock repurchased by the Company since the last date on which a Person acquired any shares of Class A Common Stock or Class B Common Stock (whether in treasury or retired) shall be deemed still to be outstanding. Determination of excess Class B Shares shall be made as of the date that a Person, directly or indirectly, alone or with others, otherwise would seek to exercise or direct the exercise of voting power with respect to those Class B Shares.

                         (2) Shares of Class A Common Stock shall have been acquired at an equitable price for purposes of clause
               (1) of this paragraph (h) only if they were acquired at a price at least equal to the higher of:

                         (i)  the highest per share price (including
                    any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the acquiring Person for any shares of Class B Common Stock acquired by that Person within either 60 days before or 60 days after the shares of Class A Common Stock were acquired; or

                         (ii)  the highest closing sale price during
                    the 30-day period immediately before the shares of Class A Common Stock were acquired of a share of Class B Common Stock on the Nasdaq National Market, or, if the shares of Class B Common Stock are not quoted on the Nasdaq National Market, on the principal United States national securities exchange on which the shares of Class B Common Stock are listed, or, if the shares of

                    Class B Common Stock are not listed on any United States national securities exchange, or, if no quotations are available, the fair market value during such 30-day period of a share of Class B Common Stock as determined in good faith by the Board of Directors of the Company.

               If any of the consideration given by the Person for any share of Class B Common Stock under subclause (i) of this clause (2) was other than cash, the value of such non-cash consideration shall be as determined in good faith by the Board of Directors of the Company.

                         (3) An acquisition of a share of Class B Common Stock shall not include for the purposes of clause (1) of this paragraph (h) an acquisition by bequest or inheritance, by operation of law upon the death of any individual, or by any other transfer without valuable consideration, including a gift that is made in good faith and not for the purpose of circumventing this paragraph (h).

                         (4) Unless there are affirmative attributes of concerted action, acting or agreeing to act in concert with any other Person shall not include for purposes of clause
               (1) of this paragraph (h) actions taken or agreed to be taken by Persons acting in their official capacities as directors or officers of the Company or actions by Persons related by blood or marriage.

                         (5) To the extent that the voting power of any share of Class B Common Stock cannot be exercised pursuant to this paragraph (h), that share of Class B Common Stock shall not be included in the determination of the voting power of the Company for any purpose under this Certificate of Incorporation or the Delaware General Corporation Law.

                         (6) For purposes of this subsection (h) of this Article Fourth, the term "Person" means a natural person, company, government, or any political subdivision, agency or instrumentality of a government, or other entity.

                    (i) No Pre-emptive Rights. No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

                    (j) Issuances and Repurchases of Common Stock. (1) The Board of Directors shall have the power to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law.

                         (2) The Board of Directors shall have the power to purchase any class of stock herein or hereafter authorized from such persons, firms, associations or corporations, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

                    FIFTH. The name and mailing address of the incorporator is as follows:

                            Name                       Mailing Address

                    William J. Quinlan, Jr.         111 West Monroe Street
                                                   Chicago, Illinois  60603

                    SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly empowered:

                    To make, alter or repeal the By-Laws of the
               Corporation.

                    To provide indemnification and insurance to the full
               extent not inconsistent with Delaware and other applicable law.

                    To exercise all such powers and do all such acts as may
               be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of

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







               Delaware, this Certificate of Incorporation and the By-Laws of the Corporation.

                    Any contract, transaction or act of the Corporation or
               of the directors or of any committee which shall be ratified by the holders of a majority of the shares of stock of the Corporation present in person or by proxy and voting at any annual meeting, or at any special meeting called for such purpose, or by consent, shall, insofar as permitted by law or by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.

                    SEVENTH. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

                    EIGHTH. In addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law, in all cases, notwithstanding any provision to the contrary in the Delaware General Corporation Law or any superseding statute: (a) with respect to the proposed approval of any agreement for the merger of this Corporation with or into any other corporation or the consolidation of this Corporation with any other corporation (other than a merger with a subsidiary of the Corporation pursuant to Section 253 of the Delaware General Corporation Law or any provision of the Delaware law superseding said Section 253); (b) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation; (c) to authorize the dissolution of the Corporation; the affirmative vote or consent of the holders of two-thirds (2/3) of the outstanding shares of stock of the Corporation entitled to vote thereon shall be required to approve such agreement or to give such authorization.

                    NINTH. Subject to Article Eighth hereof, the provisions of this Certificate of this Certificate of Incorporation may be amended, altered, changed or repealed if such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of not less than a majority of the outstanding shares of stock of the Corporation entitled to vote thereon.

                    TENTH. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

                    If the General Corporation Law of the State of Delaware is amended after approval of this Article by the stockholders to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended.

                    Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                    ELEVENTH. The amendment to ARTICLE FOURTH was duly adopted by the stockholders of the corporation at an annual meeting held on July 11, 1994 in accordance with Section 242 of the General Corporation Law of the State of Delaware and the restatement was duly adopted by the Board of Directors on June 16, 1994 (subject to stockholder approval of the amendment to ARTICLE FOURTH) in accordance with Section 245 of the Delaware General Corporation Law.

                    IN WITNESS WHEREOF, THE CHERRY CORPORATION has caused its corporate seal to be hereunto affixed and this certificate to be signed by its President, and attested by its Secretary, this 11th day of July, 1994.

                                             THE CHERRY CORPORATION



                                             BY ___________________________
                                                       President

          Attest:



          _______________________________
                    Secretary




          [Corporate Seal]








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